Exhibit 99.1

ChargePoint Appoints Technology and Revenue Leader Susan

Heystee to Board of Directors

Technology Industry Leader Brings More Than Thirty Years of Experience to the ChargePoint Board

Campbell, Calif. – May 27, 2021 – ChargePoint Holdings, Inc. (NYSE:CHPT) a leading electric vehicle (“EV”) charging network, today announced the appointment of Susan Heystee to its Board of Directors. Heystee will be replacing Neil Suslak, who is resigning from ChargePoint’s Board. Heystee brings more than 30 years of software and technology experience to the ChargePoint Board. Heystee is currently serving as a strategic advisor and director of Ouster, Inc., a leading global lidar technology company.

Over her career, Heystee has held various leadership positions including Senior Vice President of Global Automotive Business at Verizon Connect and Executive Vice President of Global Sales and OEM Business at Telogis, which was acquired by Verizon in July 2016, and where she grew revenue with enterprise direct sales to Fortune 500 companies in North and South America, Europe and Australia. Ms. Heystee is qualified to serve as a director of the Company due to her extensive experience in the technology sector and knowledge of market driven strategies.

“Ms. Heystee adds significant business model development experience in the mobility ecosystem” said Pasquale Romano, President and CEO, ChargePoint. “Her extensive experience serving a diverse set of industries, from fleet, utility, transportation and home delivery, parallels the wide range of verticals ChargePoint serves with EV charging solutions. Her time as an executive leader at start-up businesses as well as major, global organizations provides the full-range perspective needed as the electric mobility industry continues to expand. I would also like to thank Neil Suslak for his many contributions during his tenure as a member of ChargePoint’s Board, but more importantly recognize his early conviction to the electrification of mobility.”

“ChargePoint is an impressive company with a winning business model built on a comprehensive cloud subscription platform and software-defined charging hardware that enables a seamless experience for businesses and drivers,” said Susan Heystee. “It is an exciting time to join the company given the tremendous value creation opportunities presented as the world transitions to electric mobility.”

Heystee holds a Bachelor’s degree in mathematics and business from the University of Waterloo and an executive M.B.A. from Harvard Business School.

For more information about ChargePoint’s Board of Directors, visit: https://www.chargepoint.com/about/board/.

About ChargePoint

ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions available today. ChargePoint’s cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds-of-thousands of places to charge in North America and Europe. To date, more than 90 million charging sessions have been delivered, with drivers plugging into the ChargePoint network approximately every two seconds. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact ChargePoint’s North American or European press offices or Investor Relations.

Media Contact:

Olivia Marcinka

Communications Specialist

Olivia.Marcinka@chargepoint.com

media@chargepoint.com

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